Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

Heska Announces Q1 2006 Results

Income from operations improves by over $1.1 million

LOVELAND, CO, May 15, 2006 - Heska Corporation (NASDAQ:HSKA) today reported financial results for its first quarter ended March 31, 2006.

Heska Corporation (“Heska” or the “Company”) first quarter results include:

—	$17.5 million revenue - the highest first quarter result in Company history
—	Core Companion Animal Health segment product revenue increased by 11% compared to prior year period
—	Gross Margin improvement of over 4.5 percentage points compared to prior year period
—	$42 thousand in income from operations - the first time the Company has had operating income in the first quarter
—	$239 thousand net loss - the lowest first quarter loss as a public company
—	Over a $1 million improvement in net loss compared to prior year period

“This quarter represents the kind of steady progress we are striving to create,” said Robert Grieve, Heska’s Chairman and CEO. “The 11% growth in our Core Companion Animal Health segment more than offset the anticipated revenue decline in our Other Vaccines, Pharmaceuticals and Products segment. Once again, we were able to grow our revenues at the same time we increased our gross margins and decreased our operating expenses.”

Segment Product Revenue
Total product revenue for the first quarter of 2006 was $17.0 million, up 1% from $16.8 million in the first quarter of 2005. Heska Corporation’s business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health    This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines, primarily for canine and feline use. In the first quarter of 2006, this segment generated product revenue of $14.3 million, up 11% as compared to $12.9 million in the first quarter of 2005.

Other Vaccines, Pharmaceuticals and Products    This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals, horses and fish. In the first quarter of 2006, this segment generated product revenue of $2.7 million, down 32% as compared to $4.0 million in the first quarter of 2005.

Investor Conference Call
Management will conduct a conference call on Monday, May 15, 2006 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the first quarter 2006 financial results. To participate, dial (800)219-6110 (domestic) or (303)262-2143 (international); the conference call access number is 11059667. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until May 29, 2006. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com until May 29, 2006.

About Heska
Heska Corporation (Nasdaq: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines. The company’s core focus is on the canine and feline markets where it strives to provide high value products for unmet needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties regarding Heska’s ability to achieve sustained and/or material profitability; uncertainties regarding the accuracy of any current or future financial guidance; risks regarding Heska’s ability to successfully market, sell and distribute its products; risks regarding the loss of large customers such as distributors; uncertainties regarding Heska’s reliance on third parties who Heska has granted substantial marketing rights to certain of Heska’s existing products; uncertainties regarding the impact of revenue fluctuations or shortfalls versus our expectations on Heska’s cash flow and liquidity as many of Heska's expenses are fixed; competition; risks regarding Heska’s reliance on third-party suppliers, which is substantial; risks regarding the commercialization and market acceptance of products Heska may introduce in the future; uncertainties regarding the outcome of relationships and collaborations with third parties from which Heska is hoping to generate new product opportunities; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2005.

Financial Table Follows:

HESKA CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,

	2005	2006

Revenue, net:
Product revenue, net:
Core companion animal health	$12,856	$14,259
Other vaccines, pharmaceuticals and products	3,980	2,709

Total product revenue, net	16,836	16,968
Research, development and other	318	532

Total revenue	17,154	17,500

Cost of revenue:
Cost of products sold	11,057	10,212
Cost of research, development and other	179	435

Total cost of revenue	11,236	10,647

Gross profit	5,918	6,853

Operating expenses:
Selling and marketing	3,799	3,674
Research and development	1,227	745
General and administrative	1,995	2,392

Total operating expenses	7,021	6,811

Income (loss) from operations	(1,103)	42
Interest and other expense, net	205	260

Income (loss) before income taxes	(1,308)	(218)
Income tax expense	--	21

Net income (loss)	$(1,308)	$(239)

Basic and diluted net income (loss) per share	$(0.03)	$(0.00)

Weighted average shares used for basic and diluted net income (loss) per share	49,375	50,126

Balance Sheet Data
(in thousands)
(unaudited)

	December 31,	March 31,
	2005	2006

Cash and cash equivalents	$5,231	$5,029
Total current assets	26,845	26,765
Total assets	36,784	36,227
Line of credit	9,453	8,385
Current portion of long-term debt and capital leases	1,263	1,292
Total current liabilities	20,722	20,742
Long-term debt and capital leases	2,703	2,509
Stockholders’ equity	3,233	3,195
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